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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into this 28th day of April, 1998, to be effective the date hereof (the "Effective Date"), by and between INSpire Insurance Solutions, Inc., a Texas corporation ("Employer"), and William J. Smith, III, a resident of Connecticut ("Employee").


                              W I T N E S S E T H:

         WHEREAS, Employer is a corporation engaged in business in the State of Texas and throughout the United States;

         WHEREAS, Employer desires to employ Employee in the capacity of President and Chief Operating Officer, upon the terms and conditions hereinafter set forth; and

         WHEREAS, Employee is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, Employer hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth:

         1. Term of Employment. The term of employment under this Agreement shall be for a period of five (5) years, commencing on the Effective Date and terminating on April 27, 2003, unless such employment is terminated or extended prior to the expiration of said period as hereinafter provided.

         2.       Duties of Employee.

                  (a) President and Chief Operating Officer. Employee agrees that during the term of this Agreement, he will devote his professional and business-related time, skills and best efforts to the businesses of Employer in the capacity of President, and Chief Operating Officer, or such other capacity as Employer and Employee may agree upon; provided that Employee shall not be required to report to anyone other than the Chairman and Chief Executive Officer and to the Board of Directors. In addition, Employee shall devote all necessary time and his best efforts in the performance of any other duties as may be assigned to him from time to time by the Board of Directors of Employer including, but not limited to, serving on Employer's Board of Directors if elected. Employee shall devote his full professional and business skills to Employer as his primary responsibility.

                  (b) Other Positions. Employer acknowledges and agrees that, during the term of this Agreement, Employee may, upon notice to and subject to the continuing approval by the Board of Directors, devote some of his professional and business-related time, skills and best efforts to serving as a director of one or more other non-competitive business entities and that Employee may receive compensation as a director of such businesses. In



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         addition, nothing herein shall be construed to prohibit Employee from serving on the boards of non profit community or charitable or religious organizations or similar entities or engaging in personal and passive investment activities, provided such activities do not interfere with the performance of his duties hereunder or violate the non-competition and nondisclosure provisions set forth herein.

         3.       Compensation.

                  (a) Base Salary. Employer shall pay Employee an annual base salary of Three Hundred Twenty-Five Thousand Dollars ($325,000.00) per annum (or fraction for portions of a year). Such base salary will be adjusted from time to time in accordance with then current standard salary administration guidelines of Employer. Employee's salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of Employer.

                  (b) Annual Bonus. In addition to the salary set forth in
         Section 3(a) hereof, Employee shall be entitled to participate in the INSpire Insurance Solutions, Inc. 1998 Annual Bonus Plan, a copy of which has been provided to Employee (the "Bonus Plan"), for each year during the term of this Agreement. Employer agrees that the Bonus Plan shall not be terminated during the term of this Agreement.

                  (c)      Deferred Compensation

                           (i) Annual Vesting of Deferred Compensation. In
                  consideration of entering this Agreement and accepting employment hereunder, Employee is entitled to $500,000, which amount shall vest and become payable in five (5) equal annual installments of $100,000 payable in cash on each April 28 during the term of this Agreement provided Employee is employed hereunder on such date.

                           (ii) Deferred Compensation Termination Benefit. In
                  addition to any amounts payable pursuant to Section 3(c)(i) above, in the event of a termination of this Agreement for any reason other than cause (as defined in Section 8(b) hereof) prior to the fifth anniversary of the date hereof, an Additional Deferred Lump Sum shall become immediately due and payable in cash, which amount shall be determined accordance with the following schedule:


          If Termination of Employment Occurs On or Before         The   Additional Deferred Lump Sum Due and
          April 28,                                                Immediately Payable Shall be:

                                 1999                                                   $500,000
                                 2000                                                   $375,000
                                 2001                                                   $250,000
                                 2002                                                   $125,000

                           (iii) All amounts payable under this Section 3(c) are
                  exclusive of any other amounts payable under this Agreement.


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                  (d) Stock Options. Employee shall be granted, on the date
         hereof, stock options for shares of common stock of Employer pursuant to the terms of a Stock Option Agreement granted under the INSpire Insurance Solutions, Inc. Second Amended and Restated 1997 Stock Option Plan, a copy of which has been provided to Employee. The number of shares of common stock, exercise price and date of grant for such options is set forth on Schedule 3(d) attached hereto.

                  (e) Automobile Allowance. During the term of this Agreement, Employer shall provide Employee with a monthly automobile allowance of One Thousand Dollars ($1,000.00). Such allowance shall be paid by Employer to Employee on the first workday of each month or on such other day during the month as Employer and Employee shall mutually determine.

                  (f) Signing Bonus. Upon the execution of this Agreement, Employer shall pay to Employee the sum of $50,000 as a signing bonus in consideration of his willingness to enter into this Agreement. Such amount shall be paid by wire transfer to Employee's account pursuant to wire instructions provided in writing by Employee.

         4.       Benefits.

                  (a) Generally. During the term of this Agreement, Employee shall be entitled to participate with other senior executive employees of Employer in such fringe benefit or incentive compensation plans as may be authorized and adopted from time to time by Employer; provided, however, that Employee must meet any and all eligibility provisions required under said fringe benefit or incentive compensation plans. Employee may be granted such other fringe benefits or perquisites as Employee and Employer may from time to time agree upon.

                  (b) Without limiting the generality of the foregoing, Employee shall be entitled to the following:

                  (i) Medical Insurance. Group medical and dental insurance for himself and his family with premiums paid by Employer under Employer insurance plans in effect for employees of Employer during the term of this Agreement and subject to eligibility and other provisions of such plans.

                  (ii) Memberships. Throughout the term of this Agreement, Employer shall assume the cost of the membership and dues for Employee and members of his family to (A) a golf club in the greater Fort Worth area selected by Employee and approved by Employer and (B) either the City Club or the Fort Worth Club.

                  (iii) Moving Expenses. Employer shall reimburse Employee and members of his family for all reasonable costs associated with their relocation to the greater Fort Worth, TX area from Wilton, CT, including any net taxes associated with reimbursement of such payments after taking account of the tax effect of permitted deductions. Such reimbursement shall include,


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                           without limitation, the cost of house hunting trips
                           to Fort Worth by Employee and members of this family, all the expenses associated with location and purchase of a new home (including to the extent applicable, expenses in nature of real estate commissions, legal fees, title searches, inspections and closing costs), expenses associated with the sale of Employee's present home in Wilton, CT (including to the extent applicable, expenses in the nature of real estate commissions, legal fees, title searches, inspections and closing costs). Employee shall maintain such records as may be reasonably necessary to evidence the foregoing, and shall provide copies thereof the Employer upon request.

                  (iv) IBM Option Reclamation. In the event that by reason of Employee's employment or other affiliation with Employer hereunder, Employee shall be required to forfeit, shall lose the right to the favorable exercise price of or be otherwise penalized in his right to exercise, the fully vested and exercisable options to purchase shares of stock of IBM Corporation (the "IBM Options") granted him by his previous employer (each an "IBM Option Penalty"), including the costs in contesting the imposition of the IBM Option Penalty, the Employer shall pay in cash to Employee the value of the foregone opportunity resulting from the IBM Option Penalty and the amount of any such contest, as such value or amount is reasonably determined by Employee assuming the current exercise of the IBM Options, together with any taxes attributable to such payment, upon Employee's submission to Employer of evidence of the IBM Option Penalty; provided that, the aggregate amount payable in respect of the IBM Option Penalty shall not exceed $170,000. Payments of amounts payable hereunder shall be made within ten (10) business days of submission of such evidence to Employer.

         5. Vacations. Employee shall be entitled to the number of paid vacation days in each calendar year as shall be determined by the Board of Directors of Employer from time to time. In no event, however, shall Employee be entitled to less than four weeks paid vacation during each calendar year.

         6. Reimbursement of Expenses. Employer recognizes that Employee will incur legitimate business expenses in the course of rendering services to Employer hereunder. Accordingly, Employer shall reimburse Employee, upon presentation of receipts or other adequate documentation, for all necessary and reasonable business expenses incurred by Employee in the course of rendering services to Employer under this Agreement.

         7. Working Facilities. Employee shall be furnished an office, personal secretary and such other facilities and services suitable to his position and adequate for the performance of his duties, which shall be consistent with the policies of Employer.

         8. Termination. The employment relationship between Employee and Employer created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

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                  (a) Death or Permanent Disability. The death or permanent
         disability of Employee. For the purpose of this Agreement, the "permanent disability" of Employee shall mean Employee's inability, because of his injury, illness, or other incapacity (physical or mental), to perform the essential functions of the position contemplated herein, with or without reasonable accommodation to Employee with respect to such injury, illness or other incapacity, for a continuous period of 150 days or for 180 days out of a continuous period of 360 days. Such permanent disability shall be deemed to have occurred on the 150th consecutive day or on the 180th day within the specified period, whichever is applicable.

                  (b) Termination for Cause. The following events, which for purposes of this Agreement shall constitute "cause" for termination:

                           (1) The willful breach by Employee of any provision
                  of Sections 2, 11, 12, or 13 hereof (including but not limited to a refusal to follow lawful directives of the Board of Directors of Employer) after notice to Employee of the particular details thereof and a period of 10 days thereafter within which to cure such breach and the failure of Employee to cure such breach within such 10 day period;

                           (2) Any act of fraud, misappropriation or
                  embezzlement by Employee with respect to any aspect of Employer's business;

                           (3) The illegal use of drugs by Employee during the
                  term of this Agreement that, in the determination of the Board of Directors of Employer, substantially interferes with Employee's performance of his duties hereunder;

                           (4) Substantial failure of performance by Employee
                  that is repeated or continued after 30 day written notice to Employee of such failure and that is reasonably determined by the Board of Directors of Employer to be materially injurious to the business or interests of Employer and which failure is not cured by Employee within such 30 day period; or

                           (5) Conviction of Employee by a court of competent
                  jurisdiction of a felony or of a crime involving moral turpitude.

                  Any notice of discharge shall describe with reasonable specificity the cause or causes for the termination of Employee's employment, as well as the effective date of the termination (which effective date may be the date of such notice). If Employer terminates Employee's employment for any of the reasons set forth above, Employer shall have no further obligations hereunder from and after the effective date of termination (other than as set forth below) and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

                  (c) Termination by Employee with Notice. Employee may terminate this Agreement without liability to Employer arising from the resignation of Employee upon one (1) year written notice to Employer. Employer retains the right after proper notice of

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         Employee's voluntary termination to require Employee to cease employment immediately; provided, however, in such event, Employer shall remain obligated to pay Employee his salary during the one (1) year notice period or the remaining term of this Agreement, whichever is less. During such one (1) year notice period, Employee shall provide such consulting services to Employer as Employer may reasonably request and shall assist Employer in training his successor and generally preparing for an orderly transition.

                  (d) Termination by Employer with Notice. Employer may terminate this Agreement at any time upon 180 days written notice to Employee; provided, Employee shall provide such assistance to Employer in training his successor and generally preparing for an orderly transition as may be reasonably requested by Employer.

         9.       Compensation Upon Termination.

                  (a) General. Upon the termination of Employee's employment under this Agreement before the expiration of the stated term hereof for any reason, Employee shall be entitled to (i) the salary earned by him before the effective date of termination, as provided in Section 3(a) hereof, prorated on the basis of the number of full days of service rendered by Employee during the year to the effective date of termination, (ii) any accrued, but unpaid, vacation or sick leave benefits, (iii) any authorized but unreimbursed business expenses, and
         (iv) any accrued, but unpaid annual bonus.

                  (b) Termination For Other Than Cause. If such termination is the result of the discharge of Employee by Employer for any reason other than (i) his death or permanent disability, (ii) by Employee with notice pursuant to Section 8(c) or (iii) for cause (as defined in Section 8(b) hereof), then Employee shall be entitled to receive as a severance payment an amount equal to the salary (excluding bonuses) that Employee would have received for the remainder of the term of this Agreement in accordance with the regular payroll periods during the remainder of the term of this Agreement. If Employee's employment hereunder terminates because of the death of Employee, all amounts that may be due to him under the terms of this Agreement shall be paid to his administrators, personal representatives, heirs and legatees, as may be appropriate.

                  (c) Termination For Cause. If the employment relationship hereunder is terminated by Employer for cause (as defined in Section 8(b) hereof), Employee shall not be entitled to any severance compensation, except as provided in Section 9(a) above.

                  (d) Termination by Employee with Notice. If the employment relationship is terminated by Employee pursuant to the provisions of
         Section 8(c) hereof, Employee shall be entitled to receive as a severance payment and as compensation for all services performed hereunder pursuant to Section 8(c) hereof the salary that Employee would have received for the remainder of the term of this Agreement or one (1) year, whichever is less, in accordance with the regular payroll period of Employer during the applicable period.

                  (e) Survival. The provisions of Sections 9, 11, 12, and 13 hereof shall survive the termination of the employment relationship hereunder and this Agreement to the extent


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         necessary or reasonably appropriate to effect the intent of the parties hereto as expressed in such provisions.

         10. Other Agreements. This Agreement shall be separate and apart from, and shall be deemed to alter the terms of, any executive compensation agreements, deferred compensation agreements, bonus agreements, general employment benefits plans, stock option plans and any other plans or agreements entered into between Employee and Employer pursuant to which Employee has been granted specific rights, benefits or options.

         11. Noncompetition. Employee agrees that, during his employment with Employer and for a period of three (3) years from the date of termination of his employment with Employer, he will not directly or indirectly compete with Employer by engaging in the activities set forth on Exhibit A attached hereto and incorporated herein by reference (the "Prohibited Activities") within the geographic area that is set forth on Exhibit B attached hereto (the "Restricted Area"). For purposes of this Section 11, Employee recognizes and agrees that Employer conducts and will conduct business in the entire Restricted Area and that Employee will perform his duties for Employer within the entire Restricted Area. Employee shall be deemed to be engaged in and carrying on the Prohibited Activities if he engages in the Prohibited Activities in any capacity whatsoever, including, but not limited to, by or through a partnership of which he is a general or limited partner or an employee engaged in such activities, or by or through a corporation, limited liability company or association of which he owns five percent (5%) or more of the common equity or of which he is an officer, director, employee, member, representative, joint venturer, independent contractor, consultant or agent who is engaged in such activities. Employee agrees that during the three (3) year period described above, he will notify Employer of the name and address of each employer with whom he has accepted employment during such period. Such notification shall be made in writing within five (5) days after Employee accepts any employment or new employment by certified mail, return receipt requested.

         12. Confidential Data. Employee further agrees that, during his employment with Employer and thereafter, he will keep confidential and not divulge to anyone, disseminate nor appropriate for his own benefit or the benefit of another any confidential information described in Exhibit C attached hereto and incorporated by reference herein (the "Confidential Data"). Employee hereby acknowledges and agrees that this prohibition against disclosure of Confidential Data is in addition to, and not in lieu of, any rights or remedies that Employer may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets, and the enforcement by Employer of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

         13. Nonsolicitation of Employees. Employee covenants that, during his employment with Employer and for a period of one (1) year from the date of termination of his employment with Employer, he will not (i) directly or indirectly induce or attempt to induce any employee of Employer to terminate his or her employment or (ii) without prior written consent of Employer, offer employment either on behalf of himself or on behalf of any other individual or entity to any employee of Employer or to any terminated employee of Employer.


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         14. Property of Employer. Employee acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall have the opportunity to inspect and use certain property, both tangible and intangible, of Employer and Employee hereby agrees that such property shall remain the exclusive property of Employer, and Employee shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, Employee's customer and supplier lists, contract forms, books of account, computer programs and similar property.

         15. Equitable Relief. Employee acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by him of any of the provisions contained in this Agreement will cause Employer irreparable injury and damage. Employee further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to Employer. By reason thereof, Employee agrees that Employer shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

         16. "Change of Control". In the event (each such event, a "Change of Control"): (1) Employer becomes a subsidiary of another corporation or entity or is merged or consolidated into another corporation or entity or substantially all of the assets of Employer are sold to another corporation or entity; or (2) any person, corporation, partnership or other entity, either alone or in conjunction with its "affiliates," as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporations, partnerships or other entities who are not "affiliates" but who are acting in concert, becomes the owner of record or beneficially of securities of Employer that represent thirty-three and one-third percent (33 1/3%) or more of the combined voting power of Employer's then outstanding securities entitled to elect Directors; or (3) the Board of Directors of Employer or a committee thereof makes a determination in its reasonable judgment that a "Change of Control" of Employer has taken place; the term during which this Agreement shall be effective shall include the remaining term of this Agreement following the date of the Change of Control plus two (2) years, and Employee's compensation for such period shall be based on the following formula, shall be subject to the following conditions, and shall be in lieu of the compensation provided for under Section 3 of this Agreement and in lieu of the compensation upon termination provided for under Section 9 of this Agreement (except for Section 9(a), which shall still apply):

                  (a) Employee shall be paid an annual salary for the remaining term of this Agreement plus two (2) years consisting of one hundred percent (100%) of the average amount of total cash compensation, excluding any tax benefit bonuses paid upon the lapse of resale restrictions on common stock for certain officers, of Employee for the two (2) calendar years prior to the Change of Control.

                  (b) Employee shall be paid an annual amount for the remaining term of this Agreement plus two (2) years in consideration of the noncompetition covenant of Section 11 of this Agreement consisting of fifty percent (50%) of the average amount of total cash compensation, excluding any tax benefit bonuses paid upon the lapse or resale


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         restrictions on common stock for certain officers, of Employee for the two (2) calendar years prior to the Change of Control. Such annual amounts shall be paid quarterly in advance.

                  (c) Notwithstanding any of the provisions of this Agreement, the amount of all payments to be made pursuant to this Section 16 after a Change of Control shall not exceed one dollar ($1.00) less than that amount that would cause any such payment to be deemed a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and as Section 280G of the Code is then in effect at the time of such payment.

                  (d) Any payments made to Employee following a Change of Control that shall be disallowed, in whole or in part, as a deductible expense to Employer for Federal income tax purposes by the Internal Revenue Service on the basis that Section 280G of the Code prohibits such deduction shall be reimbursed by Employee to the full extent of such disallowance within six (6) months after the date of which the amount of such disallowance has been finally determined and Employer has paid the deficiency with respect to such disallowance. Employer shall legally defend any proposed disallowance by the Internal Revenue Service and the amount required to be reimbursed by Employee shall be the amount determined by an appropriate court in a final, nonappealable decision that is actually disallowed as a deduction. In lieu of payment to Employer by Employee, Employer may, in its discretion, withhold amounts from Employee's future compensation payments until the amount owed to Employer has been fully recovered. No such withholding shall occur prior to the date on which Employee would be required to make reimbursement as provided herein.

                  (e) If the limitation set forth in this Section 16(c) may at any time become applicable to the amounts otherwise due pursuant to paragraphs (a) and (b) of Section 16, then Employer shall continue to pay Employee all amounts as provided under paragraphs (a) and (b) of
         Section 16 until such time as cumulative payments equal the aggregate amount as limited by paragraph (c), and Employee may terminate his employment relationship with Employer on three (3) months notice at any time within the last twelve (12) months of the time period during which the payments described in this Section 16(e) will be paid without affecting his rights to receive such payments.

                  (f) Employer shall have no obligation to pay the amounts set forth in paragraphs (a) and (b) of Section 16 as limited by paragraph
         (c) if there is reasonable proof that the noncompetition or confidential data provisions of Sections 11 and 12, respectively, of this Agreement are being violated.

                  (g) In the event the employment relationship is terminated for cause (pursuant to Section 8(b) hereof) following a Change of Control, Employer shall not be obligated to make any further payments of the compensation amounts provided for in this Agreement, except as provided in Section 9(a) above. Notwithstanding any other provision of this Agreement, except for paragraphs (e) and (j) of this Section 16, which shall control in the event Employee terminates employment as provided in paragraphs (e) and (j), in the event Employee voluntarily terminates employment following a Change of Control for other


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         than Good Reason, as defined hereinafter, compensation amounts set forth in paragraphs (a) and (b) shall be payable only for a one (1) year period following termination of employment.

                  "Good Reason" to terminate employment with Employer occurs if:
         (1) duties are assigned that are materially inconsistent with previous duties; (2) duties and responsibilities are substantially reduced; (3) base compensation is reduced not as part of an across the board reduction for all senior officers or executives; (4) participation under compensation plans or arrangements generally made available to persons at Employee's level of responsibility at Employer is denied;
         (5) a successor fails to assume this Agreement; or (6) termination is made without compliance with prescribed procedures.

                  (h) In the event Employee is involuntarily terminated by Employer without cause, Employee voluntarily terminates employment for Good Reason or the employment relationship is terminated by death or permanent disability of Employee, Employer's obligation to pay the compensation amounts provided in this Section 16 shall survive termination of employment.

                  (i) In the event of termination of employment during the pendency of a "Potential Change of Control", as hereinafter defined, paragraphs (g) and (h) of this Section 16 shall apply as if an actual Change of Control had taken place. A "Potential Change of Control" shall be deemed to have occurred if: (1) Employer has entered into an agreement or letter of intent the consummation of which would result in a Change of Control; (2) any person publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change of Control; or (3) the Board of Directors of Employer or a committee thereof in its reasonable judgment makes a determination that a Potential Change of Control for purposes of this Agreement has occurred. A Potential Change of Control remains pending for purposes of receiving payments under this Agreement until the earlier of the occurrence of a Change of Control or a determination by the Board of Directors or a committee thereof (at any time) that a Change of Control is no longer reasonably expected to occur.

                  (j) Notwithstanding anything contained in this Agreement to the contrary, Employee and Employer, or the person, corporation, partnership or other entity acquiring control of Employer pursuant to this Section 16, with the concurrence of the Chief Executive Officer and Compensation Committee of the Board of Directors of Employer, may mutually agree that Employee, with three (3) months' notice, may terminate his employment and receive a lump sum payment equal to the present value of remaining payments under this Agreement discounted by the then current Treasury Bill rate for the remaining term of this Agreement.

         17. Successors Bound. This Agreement shall be binding upon Employer and Employee, their respective heirs, executors, administrators or successors in interest, including without limitation, any corporation, partnership or other entity acquiring control of Employer pursuant to Section 16 hereof.



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         18. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

         19. Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.

         20. Attorneys' Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the nonprevailing party, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

         21. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:


                  (a)      If to Employer:                  INSpire Insurance Solutions, Inc.
                                                            300 Burnett Street
                                                            Fort Worth, Texas  76102-2799
                                                            Attention:  Secretary
                                                            Facsimile No.:  (800) 826-9865

                           with a copy to:                  Terry M. Schpok, P.C.
                                                            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                                            1700 Pacific Avenue
                                                            Suite 4100
                                                            Dallas, TX  75201-4675
                                                            Facsimile:  (214) 969-4343

                  (b)                                       If to Employee:
                                                            William J. Smith,
                                                            III 121 Skunk Lane
                                                            Wilton, CT 06897
                                                            Facsimile: (203) 834-9610

                           with a copy to:                  Sabino Rodriguez, III
                                                            Day, Berry & Howard
                                                            One Canterbury Green
                                                            Stamford, CT  06901
                                                            Facsimile:  (203) 977-7301

         Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         22. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

         23. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

         24. Assignment. This Agreement is personal to Employee and may not be assigned in any way by Employee without the prior written consent of Employer. This Agreement shall not be assignable or delegable by Employer, other than to an affiliate of Employer, except if there is a Change of Control as defined in
Section 16, Employer may assign its rights and obligations hereunder to the person, corporation, partnership or other entity that has gained such control.

         25. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                        INSPIRE INSURANCE SOLUTIONS, INC.


                                        By:
                                           --------------------------------
                                        Name:
                                             ------------------------------
                                        Title:
                                              -----------------------------

                                        EMPLOYEE:


                                        -----------------------------------
                                        F. George Dunham, III

                                    EXHIBIT A

                              PROHIBITED ACTIVITIES


         Acting in any capacity, either individually or with any corporation, partnership or other entity, directly or indirectly, in providing, or proposing to provide, data processing software systems, related automation support services and information services to the insurance industry, including, but not limited to, application software, processing, consulting and related services, in the performance of any of the following types of duties in any part of the insurance industry:

         1. The performance of the sales and marketing functions.

         2. The responsibility for sales revenue generation.

         3. The responsibility for customer satisfaction.

         4. The responsibility for research and development of insurance data base products.

         5. The responsibility for the research and development of information data processing systems and services.

         6. The providing of input to pricing of products.

         7. The planning and management of data processing services resources.

         8. The coordination of the efforts of the various aspects of computer systems services organizations with other functions.

         9. The planning and management of information services resources.

         10. The providing and management of an operations staff to support the above listed activities.

                                    EXHIBIT B

                                 RESTRICTED AREA

         The United States of America

                                    EXHIBIT C

                            CONFIDENTIAL INFORMATION


         1. All software/systems (including all present, planned and future software), whether licenses or unlicensed, developed by or on behalf of or otherwise acquired by INSpire Insurance Solutions, Inc. or any of its subsidiaries.

                  "All software/system" shall mean:

                  o        all code in whatever form
                  o all data pertaining to the architecture and design of such software systems
                  o        all documentation in whatever form
                  o        all flowcharts
                  o any reproduction or recreation in whole or in part of any of the above in whatever form.

         2. All business plans and strategies including:

                  o        strategic plans
                  o        product plans
                  o        marketing plans
                  o        financial plans
                  o        operating plans
                  o        resource plans
                  o all research and development plans including all data produced by such efforts.

         3. Internal policies, procedures, methods and approaches which are unique to INSpire Insurance Solutions, Inc. or any of its subsidiaries and are not public.

         4. Any information relating to the employment, job responsibility, performance, salary and compensation of any present or future officer or employee of INSpire Insurance Solutions, Inc. or any of its subsidiaries.

                                  SCHEDULE 3(d)


                                  STOCK OPTIONS

            Name of Optionee:                     William J. Smith III

            Number of Shares:                     250,000 shares

            Date of Grant:                        April 21, 1998

            Option Exercise Price:                Closing Price as reported on NASDAQ on Date of Grant.

            Vesting:                              50,000   shares   per   year   commencing   on  first
                                                  anniversary of Date of Grant.

            Additional Provisions:                Accelerated  vesting  and other  terms as provided in
                                                  Stock Option Agreement.

            Term:                                 6 years